Exhibit 99

Pfizer Reports First-Quarter 2024 Results
▪Solid First-Quarter Results Reflect Continued Growth of Key Products and Progress in Executing 2024 Priorities
▪First-Quarter 2024 Revenues of $14.9 Billion
–Expected Decline in Comirnaty(1) and Paxlovid Revenues Drove a Year-Over-Year Operational Decrease in Revenues of 19%
–Excluding Contributions from Comirnaty(1) and Paxlovid, Revenues Grew 11% Operationally
▪First-Quarter 2024 Reported(2) Diluted EPS of $0.55 and Adjusted(3) Diluted EPS of $0.82
–Both Include an $0.11 Favorable Impact from Final Revenue Adjustment Reflecting Actual EUA-labeled Treatment Courses of Paxlovid Returned by U.S. Government(4)
▪On Track to Deliver at Least $4 Billion in Net Cost Savings by End of 2024 from Previously Announced Cost Realignment Program(5)
▪Reaffirms Full-Year 2024 Revenue Guidance(6) of $58.5 to $61.5 Billion and Raises Adjusted(3) Diluted EPS Guidance to $2.15 to $2.35
NEW YORK, Wednesday, May 1, 2024 — Pfizer Inc. (NYSE: PFE) reported financial results for the first quarter of 2024 and raised its Adjusted(3) diluted EPS guidance while maintaining all other components of its 2024 financial guidance(6).
The first-quarter 2024 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found at www.pfizer.com.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “We delivered strong performance in our non-COVID product portfolio in the first quarter of 2024, including increased revenue from several of our recent commercial launches and acquired products, as well as robust year-over-year growth for several key in-line brands, namely the Vyndaqel family, Eliquis, and the Prevnar family. In addition, we had strong oncology revenue contributions from Ibrance, Xtandi, Padcev and Adcetris. Our Paxlovid revenues in the quarter indicate a successful transition into the commercial marketplace in the U.S. and a demonstrated trust in the brand.
“Overall, I am encouraged by a well-executed quarter, setting the tone for the year. Pfizer’s commercial leadership is focused on data-driven opportunities across several key growth brands, both in the U.S. and internationally, and we intend to build on this positive momentum in the quarters ahead.”

David Denton, Chief Financial Officer and Executive Vice President, stated: “I am very pleased by the strong 11% operational revenue growth of our non-COVID products in the first quarter, demonstrating our focus on commercial execution. In addition, we continue to progress our cost realignment program and remain on track to deliver on our targeted cost savings goal by the end of the year.”
OVERALL RESULTS
In the first quarter of 2024, we reclassified royalty income (substantially all of which is related to Biopharma) from Other (income)/deductions––net to revenues and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of income. Prior-period amounts have been recast to conform to the current presentation.
At the beginning of 2024, we made changes in our commercial organization that went into effect on January 1, 2024 to incorporate Seagen Inc. (Seagen) and improve focus, speed and execution. Specifically, within our Biopharma reportable segment we created the Pfizer Oncology Division, the Pfizer U.S. Commercial Division, and the Pfizer International Commercial Division. See the Item 1. Business––Commercial Operations section of Pfizer's 2023 Annual Report on Form 10-K (available at www.pfizer.com).
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(7).
Results for the first quarter of 2024 and 2023(8) are summarized below.

($ in millions, except per share amounts)	First-Quarter
	2024	2023	Change
Revenues	$ 14,879	$ 18,486	(20%)
Reported(2) Net Income	3,115	5,543	(44%)
Reported(2) Diluted EPS	0.55	0.97	(44%)
Adjusted(3) Income	4,674	7,036	(34%)
Adjusted(3) Diluted EPS	0.82	1.23	(33%)

REVENUES

($ in millions)	First-Quarter
	2024	2023	% Change
			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 14,604	$ 18,173	(20%)	(19%)
Business Innovation	275	313	(12%)	(12%)
TOTAL REVENUES	$ 14,879	$ 18,486	(20%)	(19%)

2024 FINANCIAL GUIDANCE(6)
Pfizer raises Adjusted(3) diluted EPS Guidance to $2.15 to $2.35 while maintaining all other components of its 2024 Financial Guidance(6). The company still expects full-year 2024 revenues to be in the range of $58.5 to $61.5 billion, which includes approximately $8 billion in anticipated revenues for Comirnaty(1) and Paxlovid (approximately $5 billion and $3 billion, respectively), and approximately $3.1 billion in anticipated revenues from legacy Seagen. Comirnaty(1) revenues continue to perform consistently with our expectations and we anticipate approximately 90% of sales to occur in the second half of the year, mostly in the fourth quarter given the anticipated seasonality of demand for COVID vaccinations.
The updated 2024 Adjusted(3) diluted EPS guidance takes into consideration our confidence in delivering on our cost realignment program target as well as our confidence in the underlying strength in our business.
Pfizer’s 2024 financial guidance(6) is presented below.

Revenues	$58.5 to $61.5 billion
Adjusted(3) SI&A Expenses	$13.8 to $14.8 billion
Adjusted(3) R&D Expenses	$11.0 to $12.0 billion
Effective Tax Rate on Adjusted(3) Income	Approximately 15.0%
Adjusted(3) Diluted EPS	$2.15 to $2.35
(previously $2.05 to $2.25)
Changes in foreign exchange rates have had a minimal incremental impact since full-year 2024 guidance was reaffirmed on January 30, 2024. Please refer to Press Release Footnote (6) for additional information.

CAPITAL ALLOCATION
During the first three months of 2024, Pfizer deployed its capital in a variety of ways, which primarily include the following two categories:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
•$2.5 billion invested in internal research and development projects, and
•Approximately $100 million invested in business development transactions.
▪Returning capital directly to shareholders through $2.4 billion of cash dividends, or $0.42 per share of common stock.
No share repurchases were completed to date in 2024. As of May 1, 2024, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2024.
First-quarter 2024 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS were 5,697 million shares.
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2024 vs. First-Quarter 2023)
First-quarter 2024 revenues totaled $14.9 billion, a decrease of $3.6 billion, or 20%, compared to the prior-year quarter, reflecting an operational decline of $3.5 billion, or 19%, primarily due to a significant decrease in Comirnaty(1) and Paxlovid revenues globally, as well as an unfavorable impact of foreign exchange of $107 million, or 1%. Excluding contributions from Comirnaty(1) and Paxlovid, revenues totaled $12.5 billion, an increase of $1.2 billion, or 11%, operationally compared with the prior-year quarter.
First-quarter 2024 Comirnaty(1) revenues of $354 million declined $2.7 billion, or 88%, operationally compared with the prior-year quarter, driven largely by lower contractual deliveries and demand in international markets as well as lower U.S. volumes, reflecting the anticipated seasonality of demand for vaccinations and as certain markets, including the U.S., transition to traditional commercial market sales.
First-quarter 2024 Paxlovid revenues of $2.0 billion declined $2.0 billion, or 50%, operationally compared with the prior-year quarter, driven primarily by lower contractual deliveries in most international markets and in the U.S. as a result of the transition to traditional commercial market sales, as well as lower demand in China due to the non-recurrent surge in COVID-19 infection during the first quarter of 2023, partially offset by a $771 million favorable final adjustment to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023.

Excluding contributions from Comirnaty(1) and Paxlovid, first-quarter 2024 operational revenue growth was driven primarily by:
▪Global revenues of $742 million from legacy Seagen, which was acquired in December of 2023;
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 66% operationally, driven largely by continued strong uptake of the transthyretin amyloid cardiomyopathy (ATTR-CM) indication, primarily in the U.S. and developed markets in Europe;
▪Eliquis globally, up 10% operationally, driven primarily by continued oral anti-coagulant adoption and market share gains in the non-valvular atrial fibrillation indication in the U.S. and certain markets in Europe, partially offset by declines due to loss of exclusivity and generic competition in certain international markets;
▪Abrysvo, which contributed $145 million in global revenues, driven primarily by the launch of the older adult indication in the U.S. in July 2023; and
▪Prevnar family (Prevnar 20 & 13) globally, up 7% operationally, driven primarily by the pediatric indication in the U.S. due to favorable timing of government purchases and higher patient demand in the private market, as well as strong uptake of the adult indication in certain international markets, partially offset by fewer adult vaccinations in the U.S.;
partially offset primarily by lower revenues for:
▪Oncology biosimilars in the U.S., down 47% operationally, largely due to lower net price;
▪Sulperazon internationally, down 45% operationally, driven largely by lower demand in China in the first quarter of 2024 as compared to the first quarter of 2023; and
▪Ibrance globally, down 7% operationally, driven primarily by lower demand globally due to competitive pressure and price decreases in certain international developed markets.

GAAP Reported(2) Income Statement Highlights
SELECTED REPORTED(2) COSTS AND EXPENSES

($ in millions)	First-Quarter
	2024	2023	% Change
			Total	Oper.
Cost of Sales(2)	$ 3,379	$ 4,886	(31%)	(29%)
Percent of Revenues	22.7%	26.4%	N/A	N/A
SI&A Expenses(2)	3,495	3,418	2%	3%
R&D Expenses(2)	2,493	2,505	—	—
Acquired IPR&D Expenses(2)	—	21	(100%)	(100%)

Other (Income)/Deductions—net(2)	680	275	*	*
Effective Tax Rate on Reported(2) Income	8.6%	11.4%

* Indicates calculation not meaningful.
First-quarter 2024 Cost of Sales(2) as a percentage of revenues decreased by 3.7 percentage points compared with the prior-year quarter, driven primarily by favorable changes in sales mix, including lower sales of Comirnaty(1), which resulted in a lower related charge for the 50% gross profit split with BioNTech and applicable royalty expenses; and, to a much lesser extent, the impact of a $771 million favorable final adjustment to the non-cash Paxlovid revenue reversal, partially offset by the amortization of the fair value step-up of inventory related to the Seagen acquisition, as well as lower sales of Paxlovid.
First-quarter 2024 SI&A Expenses(2) increased 3% operationally compared with the prior-year quarter, driven primarily by an increase in marketing and promotional expenses for recently acquired and launched products, partially offset by a decrease in marketing and promotional expenses for Paxlovid and Comirnaty(1).
First-quarter 2024 R&D Expenses(2) were relatively flat operationally compared with the prior-year quarter, primarily due to lower spending as a result of our cost realignment program as well as lower spending on certain ongoing vaccine programs, largely offset by increased investments mainly to develop certain medicines acquired from Seagen.
The unfavorable period-over-period change in Other deductions—net(2) of $406 million for the first quarter of 2024, compared with the prior-year quarter, was driven primarily by higher net interest expense and lower dividend income, partially offset by net gains on equity securities in the first quarter of 2024 versus net losses on equity securities in the first quarter of 2023.
Pfizer’s effective tax rate on Reported(2) income for the first quarter of 2024 decreased compared to the prior-year quarter primarily due to a favorable change in the jurisdictional mix of earnings.

Adjusted(3) Income Statement Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	First-Quarter
	2024	2023	% Change
			Total	Oper.
Adjusted(3) Cost of Sales	$ 3,036	$ 4,746	(36%)	(34%)
Percent of Revenues	20.4%	25.7%	N/A	N/A
Adjusted(3) SI&A Expenses	3,454	3,350	3%	3%
Adjusted(3) R&D Expenses	2,477	2,491	(1%)	(1%)

Adjusted(3) Other (Income)/Deductions—net	296	(324)	*	*
Effective Tax Rate on Adjusted(3) Income	16.6%	14.0%

* Indicates calculation not meaningful.
See the reconciliations of certain Reported(2) to non-GAAP Adjusted(3) financial measures and associated footnotes in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since January 30, 2024)
Product Developments

Product/Project	Recent Development	Link
Abrysvo (respiratory syncytial virus vaccine)
April 2024. Reported positive top-line immunogenicity and safety data from the ongoing pivotal Phase 3 clinical trial, MONeT (RSV IMmunizatiON Study for AdulTs at Higher Risk of Severe Illness), evaluating a single dose of Abrysvo versus placebo in adults 18 to 59 years of age at risk of developing severe RSV-associated lower respiratory tract disease (LRTD). Participants demonstrated RSV-A and RSV-B subgroup neutralizing responses non-inferior to the response seen in the Phase 3 RENOIR study of Abrysvo in adults aged 60 or older where vaccine efficacy was previously demonstrated. The vaccine was well-tolerated during the trial, and safety findings were consistent with those from previous investigations of Abrysvo in other populations.
The company intends to submit these data to regulatory agencies and request expansion of the age group from the current indication to 18 years of age and older.
Full Release
February 2024. Reported positive top-line efficacy and safety data for Abrysvo in adults 60 years of age and older following a second season in the Northern and Southern Hemispheres from the ongoing pivotal Phase 3 clinical trial RENOIR. The vaccine demonstrated durable efficacy after two seasons against RSV-associated LRTD. Consistent vaccine efficacy was demonstrated for both RSV-A and RSV-B after season two with vaccine efficacy against each subtype of ≥80% for LRTD with three or more symptoms. Vaccine efficacy was also sustained against less severe LRTD, defined by two or more symptoms after the end of season two. No new adverse events were reported through the second RSV season beyond what was reported in the clinical trial during the first season.
Pfizer intends to submit the data to regulatory authorities and vaccine technical committees as well as publish the findings in a peer-reviewed scientific journal and share them at an upcoming scientific congress.
Full Release

Product/Project	Recent Development	Link
Adcetris (brentuximab vedotin)
March 2024. The Phase 3 study, ECHELON-3, of Adcetris in combination with lenalidomide and rituximab for the treatment of patients with relapsed/refractory diffuse large B-cell lymphoma (DLBCL) showed a statistically significant and clinically meaningful improvement in overall survival (OS) compared to lenalidomide and rituximab plus placebo. Positive outcomes were also observed in key secondary endpoints. The safety and tolerability of Adcetris in the ECHELON-3 trial were consistent with what has been previously presented for patients with relapsed/refractory DLBCL treated with Adcetris in clinical trials.
Pfizer plans to share the ECHELON-3 data with the U.S. Food and Drug Administration (FDA) to potentially support regulatory filing in the U.S.
Full Release
Beqvez (fidanacogene elaparvovec-dzkt)
April 2024. The FDA approved Beqvez, a one-time gene therapy for adults with moderate to severe hemophilia B who currently use factor IX prophylaxis therapy, or have current or historical life-threatening hemorrhage, or have repeated, serious spontaneous bleeding episodes, and do not have neutralizing antibodies to adeno-associated virus serotype Rh74var (AAVRh74var) capsid as detected by an FDA-approved test. Beqvez has provided sustained bleed protection relative to standard of care. In the Phase 3 study, BENEGENE-2, bleeds were eliminated in 60% of patients compared to 29% in the prophylaxis arm, and a median annualized bleeding rate (ABR) of zero was observed after up to three years of follow up (range of 0 to 19) compared to the lead-in pre-treatment period in which a median ABR of 1.3 was observed (range of 0 to 53.9).
Full Release
Emblaveo (aztreonam-avibactam)
April 2024. The European Commission (EC) granted marketing authorization for Emblaveo for the treatment of adult patients with complicated intra-abdominal infections (cIAI), hospital-acquired pneumonia (HAP), including ventilator-associated pneumonia (VAP), and complicated urinary tract infections (cUTI), including pyelonephritis. It is also indicated for the treatment of infections due to aerobic Gram-negative organisms in adult patients with limited treatment options. It combines aztreonam, a monobactam β-lactam, with avibactam, a recent broad-spectrum β-lactamase inhibitor. Pfizer holds the global rights to commercialize this therapy outside of the U.S. and Canada, where the rights are held by AbbVie Inc.
Full Release
Prevnar 20 (20-valent pneumococcal conjugate vaccine)
March 2024. The EC granted marketing authorization for the company’s 20-valent pneumococcal conjugate vaccine, marketed in the European Union (EU) under the brand name Prevenar 20, for active immunization for the prevention of invasive disease, pneumonia and acute otitis media caused by Streptococcus pneumoniae in infants, children and adolescents from 6 weeks to less than 18 years of age. The authorization is valid in all 27 EU member states plus Iceland, Liechtenstein and Norway.
Full Release
Tivdak (tisotumab vedotin-tftv)
April 2024. The FDA granted Pfizer and Genmab A/S full approval for Tidvak for the treatment of patients with recurrent or metastatic cervical cancer with disease progression on or after chemotherapy. Conversion to full approval from accelerated approval was based on positive results from the global Phase 3 innovaTV 301 study which demonstrated an overall survival (OS) benefit of Tidvak compared to chemotherapy.
Full Release
February 2024. The European Medicines Agency (EMA) validated for review the marketing authorization application (MAA) of tisotumab vedotin, an antibody-drug conjugate (ADC) developed for the treatment of adult patients with recurrent or metastatic cervical cancer with disease progression on or after first-line therapy.
If approved, tisotumab vedotin would be the first ADC granted EU marketing authorization for people living with cervical cancer.
Full Release
Velsipity (etrasimod)
February 2024. The EC granted marketing authorization for Velsipity in the EU to treat patients 16 years of age and older with moderately to severely active ulcerative colitis (UC) who have had an inadequate response, lost response, or were intolerant to either conventional therapy, or a biological agent.
The marketing authorization for Velsipity is valid in all 27 EU member states as well as Iceland, Liechtenstein, and Norway.
Full Release

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Recent Development	Link
Vepdegestrant (ARV-471)
February 2024. The FDA granted Fast Track designation for the investigation of vepdegestrant for monotherapy in the treatment of adults with estrogen receptor (ER) positive/human growth epidermal growth factor 2 (HER2) negative (ER+/HER2-) locally advanced or metastatic breast cancer previously treated with endocrine-based therapy.
Full Release
Corporate Developments

Topic	Recent Development	Link
“Oncology Innovation Day”
February 2024. Pfizer hosted a meeting with the investment community where it outlined its strategic priorities for its Oncology organization. Pfizer’s Oncology portfolio is focused on three core scientific modalities: small molecules, ADCs, and bispecific antibodies, including other immuno-oncology biologics; and is focused on expanding its leadership in four main cancer types: breast cancer, genitourinary cancer, hematology-oncology, and thoracic cancers. By 2030, the company anticipates eight or more potential blockbusters in Oncology alone.
Full Release
“Change the Odds: Uniting to Improve Cancer Outcomes™”
February 2024. Pfizer and the American Cancer Society announced the launch of a three-year initiative to bridge the gap in cancer care disparities. Through $15 million in funding from Pfizer, the initiative aims to improve health outcomes in medically underrepresented communities across the U.S. by enhancing awareness of and access to cancer screenings, clinical trial opportunities, and patient support and comprehensive navigation.
Full Release

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)As used in this document, “Comirnaty” refers to, as applicable, and as authorized or approved, the Pfizer-BioNTech COVID-19 Vaccine; Comirnaty (COVID-19 Vaccine, mRNA) original monovalent formula; the Pfizer-BioNTech COVID-19 Vaccine, Bivalent (Original and Omicron BA.4/BA.5); the Pfizer-BioNTech COVID-19 Vaccine (2023-2024 Formula); Comirnaty (COVID-19 Vaccine, mRNA) 2023-2024 Formula; Comirnaty Original/Omicron BA.1; Comirnaty Original/Omicron BA.4/BA.5; and Comirnaty Omicron XBB.1.5. “Comirnaty” includes product revenues and alliance revenues related to sales of the above-mentioned vaccines.
(2)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and Adjusted diluted EPS are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2024 and 2023. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(2). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2023 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(4)First-quarter 2024 Reported(2) and Adjusted(3) diluted EPS were favorably impacted by $0.11 resulting from a $771 million final adjustment to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.
(5)The targeted $4 billion in net cost savings is calculated versus the midpoint of Pfizer’s SI&A and R&D expense guidance provided on August 1, 2023. As an additional reference, see the ‘2024 Financial Guidance’ section of Pfizer’s fourth-quarter 2023 earnings release.

(6)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2024 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of March 31, 2024.
▪An anticipated immaterial impact in fiscal-year 2024 of recent and expected generic and biosimilar competition for certain products that have recently lost patent protection or that are anticipated to lose patent protection.
▪Exchange rates assumed are a blend of actual rates in effect through first-quarter 2024 and mid-April 2024 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $0.4 billion on revenues and the anticipated favorable impact of approximately $0.02 on Adjusted(3) diluted EPS as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2023.
▪Guidance for Adjusted(3) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.75 billion shares, and assumes no share repurchases in 2024.
(7)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(8)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first quarter for U.S. subsidiaries reflects the three months ended on March 31, 2024 and April 2, 2023, while Pfizer’s first quarter for subsidiaries operating outside the U.S. reflects the three months ended on February 25, 2024 and February 26, 2023.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per share data)

	First-Quarter		% Incr. /
	2024	2023	(Decr.)
Revenues:
Product revenues(1), (2)	$12,443	$16,221	(23)
Alliance revenues(1)	2,172	2,060	5
Royalty revenues(1)	263	204	29
Total revenues	14,879	18,486	(20)
Costs and expenses:
Cost of sales (3)	3,379	4,886	(31)
Selling, informational and administrative expenses(3)	3,495	3,418	2
Research and development expenses(3)	2,493	2,505	—
Acquired in-process research and development expenses	—	21	(100)
Amortization of intangible assets	1,308	1,103	19
Restructuring charges and certain acquisition-related costs(4)	102	9	*
Other (income)/deductions––net(5)	680	275	*
Income from continuing operations before provision/(benefit) for taxes on income	3,421	6,270	(45)
Provision/(benefit) for taxes on income(6)	293	715	(59)
Income from continuing operations	3,128	5,555	(44)
Discontinued operations––net of tax	(5)	1	*
Net income before allocation to noncontrolling interests	3,123	5,556	(44)
Less: Net income attributable to noncontrolling interests	8	13	(43)
Net income attributable to Pfizer Inc. common shareholders	$3,115	$5,543	(44)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.55	$0.98	(44)
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.55	$0.98	(44)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.55	$0.97	(43)
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.55	$0.97	(44)
Weighted-average shares used to calculate earnings per common share:
Basic	5,657	5,634
Diluted	5,697	5,727
*Indicates calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three months ended March 31, 2024 and April 2, 2023. Subsidiaries operating outside the U.S. are included for the three months ended February 25, 2024 and February 26, 2023.
The financial results for the three months ended March 31, 2024 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Business development activities, including the December 2023 acquisition of Seagen Inc. (Seagen), impacted financial results in the periods presented. See Notes 1A and 2 to the consolidated financial statements in Pfizer’s 2023 Annual Report on Form 10-K.
In the fourth quarter of 2023, we began presenting Product revenues and Alliance revenues as separate line items within Total revenues in our consolidated statements of income. In the first quarter of 2024, we reclassified royalty income from Other (income)/deductions––net and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of income. Prior-period amounts have been recast to conform to the current presentation.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)The 2024 amount includes a $771 million favorable final adjustment to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.
(3)Exclusive of amortization of intangible assets.
(4)Restructuring charges and certain acquisition-related costs include the following:

	First-Quarter
(MILLIONS)	2024	2023
Restructuring charges/(credits)––acquisition-related costs(a)	$89	$30
Restructuring charges/(credits)––cost reduction initiatives(b)	(79)	(73)
Restructuring charges/(credits)	10	(44)
Transaction costs(c)	5	—
Integration costs and other(d)	87	52
Restructuring charges and certain acquisition-related costs	$102	$9
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.
(5)Components of Other (income)/deductions––net include:

	First-Quarter
(MILLIONS)	2024	2023
Interest income	$(129)	$(177)
Interest expense	790	318
Net interest expense(a)	661	141
Net (gains)/losses recognized during the period on equity securities	(25)	451
Income from collaborations, out-licensing arrangements and sales of compound/product rights	—	(68)
Net periodic benefit costs/(credits) other than service costs	(103)	(80)
Certain legal matters, net(b)	208	36
Certain asset impairments(c)	109	264
Haleon equity method (income)/loss	88	(68)
Other, net(d)	(258)	(403)
Other (income)/deductions––net	$680	$275

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(a)The increase in net interest expense in the first quarter of 2024, compared to the first quarter of 2023, reflects (i) higher interest expense driven by our $31 billion aggregate principal amount of senior unsecured notes issued in May 2023, as well as $8 billion of commercial paper issued in the fourth quarter of 2023 as part of the financing for our acquisition of Seagen and (ii) a decrease in interest income due to lower investment balances after completion of our $43.4 billion Seagen acquisition in December 2023.
(b)The first quarters of 2024 and 2023 primarily include certain product liability expenses related to products discontinued and/or divested by Pfizer.
(c)The amount for the first quarter of 2023 primarily represented intangible asset impairment charges, including $128 million related to in-process research and development (IPR&D) and developed technology rights for acquired software assets, and $120 million resulting from the discontinuation of a study related to an out-licensed IPR&D asset for the treatment of prostate cancer.
(d)The first quarter of 2024 primarily includes, among other things, a $150 million gain on the partial sale of our investment in Haleon plc and dividend income of $61 million from our investment in ViiV Healthcare Limited (ViiV). The first quarter of 2023 primarily included, among other things, dividend income of $211 million from our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary, and $92 million from our investment in ViiV.
(6)Our effective tax rates for income from continuing operations were 8.6% in the first quarter of 2024 and 11.4% in the first quarter of 2023. The decrease in the effective tax rate for the first quarter of 2024, compared to the first quarter of 2023, was primarily due to a favorable change in the jurisdictional mix of earnings.
For the year ended December 31, 2023, our cash paid for income taxes, net of refunds, was $3.1 billion, of which $1.9 billion was paid in the U.S.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Since 2022, we no longer exclude any expenses for acquired IPR&D from our non-GAAP Adjusted results but we continue to exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarters of 2024 and 2023 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2023 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	First-Quarter 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$3,379	$3,495	$680		$3,115	$0.55
Amortization of intangible assets	—	—	—		1,308
Acquisition-related items	(317)	(7)	(3)		508
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(20)	(29)	—		(17)
Certain asset impairments	—	—	(109)		109
(Gains)/losses on equity securities	—	—	25		(25)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(3)		3
Other(4)	(6)	(5)	(294)		307
Income tax provision—non-GAAP items					(636)
Non-GAAP Adjusted	$3,036	$3,454	$296	(5)	$4,674	$0.82

	First-Quarter 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$4,886	$3,418	$275		$5,543	$0.97
Amortization of intangible assets	—	—	—		1,103
Acquisition-related items	(97)	(2)	18		163
Discontinued operations	—	—	—		(1)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(32)	(59)	—		30
Certain asset impairments(6)	—	—	(264)		264
(Gains)/losses on equity securities	—	—	(452)		452
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(8)		8
Other(4)	(10)	(6)	107		(88)
Income tax provision—non-GAAP items					(437)
Non-GAAP Adjusted	$4,746	$3,350	$(324)	(5)	$7,036	$1.23

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income from continuing operations were 8.6% in the first quarter of 2024 and 11.4% in the first quarter of 2023. See Note (6) to the Consolidated Statements of Income above. Our effective tax rates for non-GAAP Adjusted income were 16.6% in the first quarter of 2024 and 14.0% in the first quarter of 2023.
(2)The amounts for the first quarters of 2024 and 2023 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)For the first quarter of 2024, the total Other (income)/deductions––net adjustment of $294 million includes charges of (i) $246 million mostly related to our equity-method accounting pro-rata share of intangible asset amortization, impairments and restructuring costs recorded by Haleon plc (Haleon), as well as adjustments to our equity-method basis differences associated with the impact of Haleon’s brand sales and intangible asset impairments and changes in Haleon’s tax rates on intangible asset-related deferred tax liabilities and (ii) $208 million for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer, partially offset by (iii) a $150 million gain on the partial sale of our investment in Haleon. For the first quarter of 2023, the total Other (income)/deductions––net adjustment of $107 million primarily included dividend income of $211 million from our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary, partially offset by charges of (i) $50 million mostly related to our equity-method accounting pro-rata share of intangible asset amortization and impairments, costs of separating from GSK plc and restructuring costs recorded by Haleon, and (ii) $36 million for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer.
(5)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	First-Quarter
(MILLIONS)	2024	2023
Interest income	$(129)	$(177)
Interest expense	792	320
Net interest expense	664	143
Net (gains)/losses recognized during the period on equity securities	—	(1)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	—	(68)
Net periodic benefit costs/(credits) other than service costs	(106)	(87)
Haleon equity method (income)/loss	(158)	(117)
Other, net	(102)	(194)
Non-GAAP Adjusted Other (income)/deductions––net	$296	$(324)
See Note (5) to the Consolidated Statements of Income above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.
(6)See Note (5) to the Consolidated Statements of Income above.

PFIZER INC. - REVENUES
FIRST-QUARTER 2024 and 2023 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2024	2023(a)	% Change		2024	2023(a)	% Change	2024	2023(a)	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$14,879	$18,486	(20%)	(19%)	$9,514	$8,711	9%	$5,365	$9,775	(45%)	(44%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)	$14,604	$18,173	(20%)	(19%)	$9,426	$8,598	10%	$5,178	$9,575	(46%)	(45%)
Primary Care	$7,211	$11,560	(38%)	(37%)	$5,095	$5,142	(1%)	$2,117	$6,418	(67%)	(66%)
Eliquis(b)	2,040	1,874	9%	10%	1,413	1,261	12%	626	613	2%	5%
Paxlovid(c)	2,035	4,069	(50%)	(50%)	1,800	1,960	(8%)	234	2,109	(89%)	(89%)
Prevnar family(d)	1,691	1,602	6%	7%	1,149	1,084	6%	542	518	5%	8%
Comirnaty(b)	354	3,064	(88%)	(88%)	118	329	(64%)	236	2,735	(91%)	(91%)
Nurtec ODT/Vydura	178	167	7%	7%	167	163	3%	10	4	*	*
Abrysvo	145	—	*	*	131	—	*	14	—	*	*
All other Primary Care	770	785	(2%)	(1%)	315	344	(8%)	454	440	3%	4%
Specialty Care	$3,843	$3,616	6%	7%	$1,759	$1,473	19%	$2,084	$2,143	(3%)	(1%)
Vyndaqel family(e)	1,137	686	66%	66%	751	384	96%	386	302	28%	28%
Zithromax	200	150	33%	38%	—	—	—	199	149	34%	38%
Xeljanz	194	237	(18%)	(17%)	74	90	(18%)	120	147	(18%)	(17%)
Sulperazon	167	320	(48%)	(45%)	—	—	—	167	320	(48%)	(45%)
Enbrel (Outside the U.S. and Canada)	159	199	(20%)	(18%)	—	—	—	159	199	(20%)	(18%)
Inflectra	158	178	(11%)	(12%)	96	119	(19%)	62	59	5%	3%
Zavicefta	125	116	7%	8%	—	—	—	125	116	7%	8%
Genotropin	120	147	(18%)	(15%)	30	67	(55%)	90	80	13%	19%
BeneFIX	103	109	(5%)	(4%)	56	59	(5%)	47	50	(6%)	(2%)
Oxbryta	84	71	18%	18%	80	71	13%	4	—	*	*
Cibinqo	42	16	*	*	23	8	*	19	8	*	*
All other Hospital(f)	1,149	1,197	(4%)	(3%)	565	603	(6%)	584	593	(2%)	—
All other Specialty Care	205	188	9%	11%	83	70	18%	123	118	4%	8%
Oncology	$3,549	$2,997	18%	19%	$2,572	$1,983	30%	$977	$1,014	(4%)	(2%)
Ibrance	1,054	1,144	(8%)	(7%)	679	750	(9%)	375	394	(5%)	(4%)
Xtandi(g)	418	339	23%	23%	418	339	23%	—	—	—	—
Padcev	341	—	*	*	334	—	*	7	—	*	*
Oncology biosimilars(h)	264	412	(36%)	(36%)	160	300	(47%)	104	112	(7%)	(6%)
Adcetris	257	—	*	*	252	—	*	5	—	*	*
Inlyta	237	259	(9%)	(8%)	141	155	(9%)	96	104	(8%)	(7%)
Lorbrena	164	112	46%	49%	59	52	15%	104	61	72%	78%
Bosulif	145	150	(3%)	(2%)	101	105	(4%)	44	44	(1%)	3%
Braftovi/Mektovi	116	103	13%	13%	111	99	11%	5	3	57%	54%
Tukysa	106	—	*	*	89	—	*	17	—	*	*
Tivdak	28	—	*	*	27	—	*	—	—	—	—
Talzenna	23	10	*	*	17	5	*	6	6	2%	5%
All other Oncology	397	467	(15%)	(13%)	183	177	3%	214	290	(26%)	(23%)
BUSINESS INNOVATION	$275	$313	(12%)	(12%)	$88	$113	(22%)	$187	$200	(7%)	(6%)
Pfizer CentreOne(i)	258	308	(16%)	(16%)	71	108	(35%)	187	200	(7%)	(6%)
Pfizer Ignite	17	4	*	*	17	4	*	—	—	—	—

BIOPHARMA
PFIZER U.S. COMMERCIAL DIVISION(j) (U.S. Primary Care and U.S. Specialty Care)					$6,854	$6,615	4%
PFIZER ONCOLOGY DIVISION(j)					$2,572	$1,983	30%
PFIZER INTERNATIONAL DIVISION(j)								$5,178	$9,575	(46%)	(45%)

Total Alliance revenues included above	$2,172	$2,060	5%	5%	$1,780	$1,580	13%	$392	$480	(18%)	(18%)
Total Royalty revenues included above	$263	$204	29%	29%	$263	$204	29%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In the first quarter of 2024, we reclassified royalty income (substantially all of which related to Biopharma) from Other (income)/deductions––net and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of income. Prior-period amounts have been recast to conform to the current period presentation.

(b)	Primarily reflects alliance revenues and product revenues.
(c)
2024 includes a $771 million favorable final adjustment to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.

(d)	Prevnar family includes revenues from Prevnar 20/Apexxnar (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(e)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(f)	Includes, among other Hospital products, amounts previously presented as All other Anti-infectives and Ig Portfolio.
(g)	Primarily reflects alliance revenues and royalty revenues.
(h)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Retacrit, Ruxience, Zirabev, Trazimera and Nivestym.
(i)
PC1 includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships.

(j)
At the beginning of 2024, we made changes in our commercial organization that went into effect on January 1, 2024 to incorporate Seagen Inc. and improve focus, speed and execution. Specifically, within our Biopharma reportable segment we created the Pfizer Oncology Division, the Pfizer U.S. Commercial Division, and the Pfizer International Commercial Division. For additional information regarding the changes in our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2023 Annual Report on Form 10-K (available at www.pfizer.com).

*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of May 1, 2024. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical trial results and other developing data, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics, including patient demand, market size and utilization rates and growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; an enterprise-wide cost realignment program, which we launched in October 2023 (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our December 2023 acquisition of Seagen, and our ability to successfully capitalize on growth opportunities and prospects; manufacturing and product supply; our ongoing efforts to respond to COVID-19, including our plans and expectations regarding Comirnaty (as defined in this earnings release) and our oral COVID-19 treatment (Paxlovid); our expectations regarding the impact of COVID-19 on our business, operations and financial results; and our Environmental, Social and Governance (ESG) priorities, strategies and goals. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; and whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all; regulatory decisions impacting labeling, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; uncertainties regarding the ability to obtain, and the scope of, recommendations by technical or advisory committees; and the timing of, and ability to obtain, pricing approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, such as the December 2023 acquisition of Seagen, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;

•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as COVID-19) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to our efforts to continue to develop and commercialize Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, as well as challenges related to their manufacturing, supply and distribution, including, among others, the risk that as the market for COVID-19 products continues to become more endemic and seasonal, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, or may no longer exist, which has and may continue to lead to reduced revenues, excess inventory on-hand and/or in the channel which, for Paxlovid and Comirnaty, resulted in significant inventory write-offs in 2023 and could continue to result in inventory write-offs, or other unanticipated charges; challenges related to the transition to the commercial market for our COVID-19 products; uncertainties related to the public’s adherence to vaccines, boosters, treatments or combinations; risks related to our ability to accurately predict or achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; and potential third-party royalties or other claims related to Comirnaty or Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and recent and possible future changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;
•the impact of disruptions related to climate change and natural disasters, including uncertainties related to the impact of the tornado at our manufacturing facility in Rocky Mount, NC in 2023;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, including our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate goals and progress our environmental sustainability and other ESG priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reduction or cost control efforts affecting Medicare, Medicaid or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•legislation or regulatory action in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws and regulations affecting our operations, including, without limitation, the Inflation Reduction Act of 2022, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations internationally and in the U.S., the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, and potential changes to existing tax law by the current U.S. Presidential administration and Congress, including the House-passed bill called “Tax Relief for American Families and Workers Act of 2024”;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others;
•risks and challenges related to the use of software and services that include artificial intelligence-based functionality and other emerging technologies;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of exclusivity; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products, including Comirnaty and Paxlovid.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.
Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.